Exhibit 99.1

Lazard

NOTICE OF REMARKETING TO HOLDERS OF

LAZARD LTD 6.625% EQUITY SECURITY UNITS (CUSIP NO. G54050 11 0)

AND RELATED

LAZARD GROUP LLC 6.120% SENIOR NOTES INITIALLY DUE 2035 (CUSIP NO. 52107R AA 1)

Remarketing of the Senior Notes

Pursuant to the Purchase Contract Agreement dated as of May 10, 2005 (the “Purchase Contract Agreement”), between Lazard Ltd (“Lazard”) and The Bank of New York, acting as purchase contract agent and attorney-in-fact (“Purchase Contract Agent”) for the holders of the Lazard Ltd 6.625% Equity Security Units (the “ESUs”), Lazard will engage in a remarketing of the outstanding 6.120% Senior Notes initially due 2035 (the “Senior Notes”) of Lazard Group LLC (“Lazard Group”) on May 2, 2008.  In connection with the remarketing, Lazard Group expects that it (or one of its subsidiaries) will purchase all (or a substantial portion) of the remarketed Senior Notes.  Notwithstanding this expectation, the decision by Lazard Group (or one of its subsidiaries) to purchase any or all of the remarketed Senior Notes will be at the sole discretion of Lazard Group.  Lazard and Lazard Group have retained Lazard Frères & Co. LLC to act as remarketing agent and may retain a co-remarketing agent (the “Remarketing Agent”).

As a result of current conditions in the debt capital markets, Lazard and Lazard Group believe that it may not be advisable to remarket the Senior Notes to third parties at this time.  Lazard expects therefore to utilize its strong cash position to purchase all (or a substantial portion) of the remarketed Senior Notes.  Lazard Group may resell any Senior Notes it (or one of its subsidiaries) purchases in the remarketing at a later date.  The Remarketing Agent will receive a remarketing fee of 0.25% of the aggregate principal amount of the remarketed Senior Notes.

In a remarketing in which Lazard Group (or one of its subsidiaries) does not participate, in whole or in substantial part, the maturity of all Senior Notes, including those not participating in the remarketing, will be reset at Lazard’s option to a date no earlier than May 15, 2010 and no later than May 15, 2035, and interest on all Senior Notes, including those not participating in the remarketing, from and after May 15, 2008 will accrue at the reset rate determined by the Remarketing Agent and be payable semi-annually in arrears.  If Lazard Group (or one of its subsidiaries) purchases all (or a substantial portion) of the remarketed Senior Notes, Lazard Group expects that the maturity of all Senior Notes would be reset to May 15, 2010 and that the interest rate on all Senior Notes would be reset to 4.00%.  In addition, other changes and modifications, which would not be materially adverse to the holders of Senior Notes, may be made to the Senior Notes in connection with the remarketing.

Holders of ESUs Qualifying as Normal Units

If you hold Normal Units (as defined in the Purchase Contract Agreement), the Senior Notes constituting a component thereof will be automatically remarketed unless:

(i) not later than 10:00 a.m., New York City time, on April 28, 2008, you early settle the related purchase contracts under Section 5.09 of the Purchase Contract Agreement, or

(ii) not later than 5:00 p.m., New York City time, on April 28, 2008, you opt-out of the remarketing and cash settle the related purchase contracts under Section 5.04(b)(iv) of the Purchase Contract Agreement by delivering the required notice and $25.00 per ESU to the Purchase Contract Agent.

If you take no action and hold ESUs qualifying as Normal Units, the Senior Notes constituting a component of your ESUs will be automatically remarketed.

Holders of Separately Held Senior Notes

If you hold a Senior Note that is not a part of an ESU (“Separate Notes”), your Separate Notes will not be remarketed unless, not later than 5:00 p.m., New York City time, on April 28, 2008, you elect to include your Separate Notes in the remarketing under Section 4.05(e) of the Pledge Agreement (as defined in the Purchase Contract Agreement).  Any such election will be irrevocable after 5:00 p.m., New York City time, on April 28, 2008.

If you hold Separate Notes, you need to take the above actions to include your Separate Notes in the remarketing.  If you take no action, your Separate Notes will not be remarketed.
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If you are a beneficial owner of ESUs or Separate Notes that are held of record in the name of your broker, you will need to cause your broker to take the actions described above on your behalf via the Deposit/Withdrawal at Custodian system, or DWAC system, of The Depositary Trust Company.

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The information regarding the ESUs and the Senior Notes and the events described herein is qualified in its entirety by Lazard Ltd’s Prospectus dated May 4, 2005 pursuant to which the ESUs were issued, by the Purchase Contract Agreement and by the Pledge Agreement and Indenture (and supplemental indentures thereto) referred to in the Purchase Contract Agreement.  The Senior Notes to be remarketed may be sold through the delivery of a prospectus (the “Remarketing Prospectus”), which, if applicable, will be filed with the Securities and Exchange Commission (the “SEC”).  A copy of the Remarketing Prospectus, if any, may be obtained, after it is filed with the SEC, at no charge from Lazard Ltd by contacting Investor Relations at (212) 632-1905, or from the SEC’s web site at www.sec.gov.

This notice shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Senior Notes in the remarketing in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
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For additional information regarding the ESUs, the Senior Notes and the remarketing, you may contact:

Lazard Investor Relations at (212) 632-1905.

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April 22, 2008